Exhibit (a)(1)(F)

RADISYS CORPORATION

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

FOR RESTRICTED STOCK UNITS OR NEW OPTIONS

Form of reminder email to eligible employees

Subject: Time is Running Out — Review Your Choices on the RadiSys Corporation Exchange Offer Website.

From: equityadmin@radisys.com

Date: October 26, 2009

There are only 5 days left to make an election before the RadiSys Corporation offer to exchange eligible options for restricted stock units or new options (the “offer”) closes. The offer permits eligible employees to voluntarily exchange certain outstanding eligible options for new awards of restricted stock units, except for eligible employees in Canada, who will receive new stock options. These new awards will be for fewer shares and will have new vesting schedules and terms and conditions.

The full terms of the offer are described in the Offer to Exchange Certain Outstanding Options for Restricted Stock Units or New Options, dated October 5, 2009 and other related documents, which you can access at https://radisys.equitybenefits.com.

These documents were filed with the Securities and Exchange Commission as exhibits to the RadiSys Corporation Schedule TO Tender Offer Statement. You can access these documents through the Securities and Exchange Commission’s website at www.sec.gov.

To access the option exchange offer website:

•	Go to https://radisys.equitybenefits.com

•	Your User ID is your full radisys email address (firstname.lastname@radisys.com)

•	Please use the two-digit month and day of your birthdate as your initial password. (format = mmdd) You will be required to reset your password during your initial login.

You can exchange your eligible options until the offer expires at 12:00 p.m., Pacific Time, on November 3, 2009, unless we decide to extend the offer, in which case we’ll notify you by e-mail.

You can make, change or withdraw your election anytime during the offer. However, please note that once the offer expires, you cannot change your election. There will be no exceptions. If you do not elect to participate in the exchange offer, you’ll retain your current options with their existing exercise prices, vesting schedules and other terms and conditions.

If you elect to tender your options for exchange, a confirmation will be sent to your email address following the transaction.